SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.1)

Filed by the Registrant[X]
Filed by a Party other than the Registrant[   ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
                                ILX Incorporated
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

           Joseph P. Martori, President and Chairman of the Board and
 Nancy J. Stone, Chief Financial Officer, Executive Vice President and Director
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the  appropriate  box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:
       ------------------------------------------------------------------------
       2) Aggregate number of securities to which transaction applies:
       ------------------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
       ------------------------------------------------------------------------
       4) Proposed maximum aggregate value of transaction:
       ------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1) Amount Previously Paid:
       --------------------------------------------------------
       2) Form, Schedule or Registration Statement No.:
       --------------------------------------------------------
       3) Filing Party:
       --------------------------------------------------------
       4) Date Filed:
       --------------------------------------------------------

                                ILX INCORPORATED


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                            TO BE HELD JUNE 26, 1995

                    First Mailed to Shareholders on or About

                                   May 22,1995





To the Shareholders:

                  Notice is hereby given that the Annual Meeting of ILX Incorporated, an Arizona corporation (the "Company"), will be held at its corporate headquarters, 2777 East Camelback Road, Phoenix, Arizona 85016, on the 26th day of June, 1995 at 9:30 a.m., local time, to consider and act upon the following proposals:

         (a) To elect five (5) directors to serve terms of one year, or until their successors are duly elected and qualified.

         (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

                  The foregoing matters are more fully explained in the accompanying Proxy Statement which is hereby made a part of this notice. All common shareholders of record at the close of business on May 15, 1995, will be entitled to vote at the meeting. All shareholders are cordially invited to attend the meeting in person.


                                             By order of the Board of Directors,



                                             Stephanie D. Castronova
                                             Secretary


Phoenix, Arizona
April 21, 1995



                                ILX INCORPORATED

                            2777 East Camelback Road
                             Phoenix, Arizona 85016



                            AMENDED PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS



                            To Be Held June 26, 1995

                    First Mailed to Shareholders on or About

                                  May 22, 1995


                  The holders of the Company's common stock of record at the close of business May 15, 1995, are entitled to vote at the Annual Meeting of Shareholders of ILX Incorporated (the "Company"), which will be held on June 26, 1995. A Form of Proxy is enclosed for use at this meeting if you are unable to attend in person. The persons named therein as proxies were selected by the Board of Directors of the Company. The Proxy is solicited by the Board of Directors of the Company and is revocable at any time before it is exercised. The Proxy may be revoked by written instruction addressed to the Secretary of the Company, or if a shareholder attends the meeting and wishes to vote his/her shares in person, such shareholder may so direct the proxy judges either in writing or orally. If a Proxy in the accompanying form is duly executed and returned, it will be voted as specified therein. If no specification is made, it will be voted in accordance with recommendations made by the Board of Directors. The Proxy may, nevertheless, be revoked prior to exercise by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and voting in person.

                  The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Form of Proxy and the cost of further solicitation hereinafter referred to is to be borne by the Company and is estimated to be nominal. In addition to the use of the mails, it may be necessary to conduct some solicitation by telephone, telegraph or personal interview. Any such solicitation will be done by the directors, officers and regular employees of the Company; and, in addition, banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy soliciting material to their principals to obtain authorization for the execution of proxies on their behalf. The Company will not pay such persons any compensation for soliciting proxies, but such persons will be reimbursed by the Company for their out-of-pocket expenses incurred in connection therewith.


                  OUTSTANDING VOTING SECURITIES OF THE COMPANY

                  At the close of business on February 28, 1995, the Company had issued and outstanding 12,406,215 shares of common stock, each share being entitled to one vote. No other voting class of stock was then or is now outstanding.

                  With respect to the election of directors, a shareholder shall be entitled to cast a number of votes equal to the number of shares held multiplied by the number of directorships to be filled. A shareholder may then cast the votes for one candidate or distribute the votes among two or more candidates. The 5 nominees receiving the most votes shall be deemed elected to the Company's Board of Directors.



                             PRINCIPAL SHAREHOLDERS

                  The following persons own more than five percent of the outstanding voting securities of the Company as of February 28, 1995:

                                            Amount and
                                            Nature of
Title     Name and Address of               Beneficial           Percentage
of Class  Beneficial Owner(1)               Ownership            of Class
-------   -------------------               ---------            --------

Common    Edward J. Martori                 6,006,632 (4)        48.42%
Common    Joseph P. Martori                 6,054,292 (2) (3)    48.80%
Common    Martori Enterprises               6,056,474 (5)        48.82%
           Incorporated
Common    Alan R. Mishkin                   2,551,845            20.57%
Common    All Officers/Directors            6,697,101 (6)        53.18%(6)(7)

         (1) Unless otherwise indicated, the business address for all listed shareholders is c/o the Company, 2777 East Camelback Road, Phoenix, Arizona 85016.

         (2) Including 5,010 shares owned by Christina Ann Martori, daughter of Joseph P. Martori, under trust dated February 20, 1978, and 4,000 shares held by Joseph P. Martori as custodian for his daughter, Arianne Terres Martori.

         (3) Including 40,832 shares of Common Stock owned by Wedbush Securities Inc., Custodian of IRA Contributory Plan for Joseph P. Martori, and 6,004,450 shares owned by Martori Enterprises Incorporated. Joseph P. Martori is a shareholder in Martori Enterprises Incorporated and a cousin of Edward J. Martori.

         (4)   Including   6,004,450   shares   owned  by  Martori   Enterprises
Incorporated. Edward J. Martori is a shareholder in Martori Enterprises Incorporated and a cousin of Joseph P. Martori.

         (5) Including 2,182 shares of Common Stock owned by Edward J. Martori, 49,842 shares owned by Joseph P. Martori (notes (2) and (3)) and 6,004,450 owned by Martori Enterprises Incorporated.

         (6) Shares deemed to be beneficially owned by more than one officer and/or director were only counted once.

         (7) Options for 187,500 shares held by directors and officers are treated as exercised and are included in both the numerator and the denominator.

                  Effective December 31, 1994, Martori Enterprises Incorporated acquired 1,144,546 shares held by Wm. Robert Burns and Paige Burns. The management of the Company is not aware of any other change in control of the Company which has taken place since the beginning of the last fiscal year, nor of any contractual arrangements or pledges of securities the operation of the terms of which may at a subsequent date result in a change in control of the Company. Except as set forth above, management is not aware of any other person or group of persons that owns in excess of 5% of the Company's outstanding common stock.



                              ELECTION OF DIRECTORS

                  The entire Board of Directors is to be elected annually, with each Director to hold office until the next annual meeting or until his successor is elected and qualified. The persons named as proxies in the enclosed proxy have been designated by the Board of Directors and intend to vote for the election to the Board of Directors of the persons named below, except where authority is withheld by a shareholder.

                  Each of the nominees has consented to be named herein and to serve if elected. However, if any nominee at the time of election is unable or unwilling to serve as a Director or is otherwise unavailable for election, the shares represented by proxies will be voted for the election of such other person as the Board of Directors may designate or, in the absence of such designation, for a nominee selected by the proxy agents named in the enclosed form of proxy.

                  Certain information concerning the Director nominees as of February 28, 1995, is set forth below. Except as set forth herein, none of the nominees are officers or directors of any other publicly-owned corporation or entity.

                               Director        Number             Percentage
Name                   Age       Since        of Shares           of Total
----                   ---       ----         ---------           --------

Edward J. Martori      42        1993        6,006,632  (1)     48.42%
Joseph P. Martori      53        1986        6,054,292  (1)     48.80%
Ronald D. Nitzberg     63        1986          213,031  (2)      1.71%(2)(5)
Nancy J. Stone         37        1989          289,586  (3)(4)   2.30%(3)(4)(5)
Alan J. Tucker         48        1992          197,000  (3)      1.58%(3)(5)

         (1)      See notes to principal shareholders listing.

         (2) Including options to purchase 20,000 shares from the Company at $1.625 per share.

         (3) Including options to purchase 25,000 shares from the Company and 50,000 shares from Martori Enterprises Incorporated at $1.625 per share.

         (4) Including options of Michael W. Stone, her husband, to purchase 87,500 shares from the Company at $1.625 per share.

         (5) The nominee's options to purchase shares are treated as exercised with respect to that nominee and are included in both the numerator and denominator.

                  Edward J. Martori has been a director of the Company since December 1993. He has been employed as President of Martori Enterprises Incorporated, a principal shareholder of the Company, since 1987. He is a cousin of Joseph P. Martori.

                  Joseph P. Martori is a founder of the Company and has been a director since its inception. He has been Chairman of the Board of Directors since September 1991, and President since January 1, 1994. From 1985 until January 1994, he was a member of the Phoenix, Arizona law firm of Brown & Bain, P.A., where he was the Chairman of the Corporate, Real Estate and Banking Department. Brown & Bain, P.A. currently serves as legal counsel for the Company. He is a cousin of Edward J. Martori.

                  Ronald D. Nitzberg is a founder of the Company and has been a director since its inception. He was the Company's President and chief executive officer from inception until May 1988. He was Chairman of the Board of Directors of the Company from June 1988 through March 1989. Since May 1988, Mr. Nitzberg has been a consultant to the timeshare industry and was Executive Vice President of Debbie Reynolds Resort, Inc., a Nevada corporation, from 1993 until March 1995.

                  Nancy J. Stone has been a director of the Company since April 1989, Executive Vice President since July 1993, and was President of the Company from January 1990 until April 1992. From 1992 until June 1993 she was on the faculty of North Central College in Naperville, Illinois. From April 1987 until December 1989, she served as the Company's Vice President of Finance and Secretary. She is certified as a public accountant in the States of Arizona and Illinois.

                  Alan J. Tucker has been a director of the Company since February 1992, and Executive Vice President since September 1991. He was Vice President from January 1990 until August 1991, and has been Project Director of Sedona Vacation Club timeshare sales since March 1989.

Board of Directors and Committee Meetings

                  The Board of Directors of the Company met four times during the fiscal year ending December 31, 1994. All incumbent directors attended each of the meetings of the Board of Directors and the Committees, if any, upon which such director served during the 1994 fiscal year.

                  The Company's Board of Directors maintains an Audit and Finance Committee, a Stock Option Committee, a Compensation Committee and an Executive Committee. There is no nominating committee or any committee performing that function.

Audit and Finance Committee

                  The Audit and Finance Committee is comprised of Mr. Ronald D. Nitzberg and Ms. Nancy J. Stone. The Audit and Finance Committee met once during fiscal year 1994. The functions of the Audit and Finance Committee are to make recommendations to the Board of Directors as to the selection of the firm of independent public accountants, review the results of the audit for each fiscal year, and oversee the Company's policies concerning any sensitive payments or conflicts of interest.

Stock Option Committee

                  The Stock Option Committee is comprised of Messrs. Joseph P. Martori and Edward J. Martori and Ms. Nancy J. Stone. The Committee met twice during fiscal year 1994. The function of the Committee is to provide recommendations to the Board of Directors regarding the granting of stock options to key employees and directors of the Company.

Compensation Committee

                  The Compensation Committee is comprised of Messrs. Joseph P. Martori, Edward J. Martori, and Ronald Nitzberg. The Committee met once during fiscal year 1994. The function of the Committee is to provide recommendations to the Board of Directors regarding compensation changes for executive officers of the Company and regarding compensation policies and practices of the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  The following is a summary of transactions entered into on behalf of the Company or its subsidiaries since January 1, 1994, in which the amount involved exceeded $60,000 and in which officers, directors, nominees and/or greater than 5% beneficial owners of the Company's common stock had, or will have, a direct or indirect material interest.

                  On September 9, 1991, the Company entered into a guarantee fee agreement with Arthur J. Martori, then an affiliate, and Alan R. Mishkin, who guaranteed a loan to Los Abrigados Limited Partnership ("LAP") in the amount of $5,000,000 from The Valley National Bank of Arizona. The affiliates earned a guarantee fee of $780,000, payable quarterly at the rate of $100 for each Los Abrigados timeshare interest sold. During 1994, LAP paid $93,564 related to this fee. Also, in conjunction with the September 9, 1991 transaction, the affiliates were assigned $185,000 of amounts held back by financial institutions as collateral on the sale of consumer notes receivable. During 1994, the Company paid $48,760 related to these holdbacks. Effective November 11, 1993, Martori Enterprises Incorporated acquired all of Arthur J. Martori's interest in ILX and its subsidiaries, including his interests in guarantee fees and holdbacks, and his interests in notes receivable, described below. Joseph P. Martori and Edward
J. Martori are shareholders of Martori Enterprises Incorporated.


                  Certain affiliates of the Company held a 6% interest in LAP as Class A limited partners (Edward J. Martori 5%, Martori Enterprises Incorporated
 .5%, Wedbush Morgan Securities IRA for Joseph P. Martori .25% and Joseph P. Martori, Trustee .25%). Class A partners Edward J. Martori and Martori Enterprises Incorporated were entitled to receive a 13.5% preferred return and Class A partners Joseph P. Martori as Trustee and Wedbush Morgan Securities for the benefit of Joseph P. Martori were entitled to receive a 22% preferred return. During fiscal 1994, payments of $103,000 were made to the above described Class A partners.


                  In October 1994, the Company acquired all of the Class A partnership interests in LAP for $1,587,000, effective July 1, 1994. The interests held by Martori Enterprises Incorporated, Edward J. Martori, Joseph P. Martori as Trustee and Wedbush Morgan Securities for the benefit of Joseph P. Martori were acquired in exchange for notes totaling $1,215,750 and cash of $6,000. During fiscal year 1994, no principal or interest payments were made on the notes to the affiliated Class A partners.

                  Martori Enterprises Incorporated and Alan R. Mishkin hold a 21.5% interest in LAP as Class B limited partners. The Class B Partners are entitled to 13.5% interest on their original Class B LAP capital contributions of $250,000 each. During fiscal year 1994, payments of $36,259 were made to the Class B partners.

                  The Company leases from affiliates 41 timeshare interests in the Stonehouse at the Los Abrigados resort under a September 1, 1991, license agreement which provides for a payment of $250 per calendar quarter per Stonehouse interval for the five year period commencing October 1, 1991. During 1994, lease payments totaling $41,000 were made to Martori Enterprises Incorporated, Alan R. Mishkin, Wm. Robert Burns and certain affiliates of Wm. Robert Burns.

                  On September 10, 1991, the Company entered into a management agreement with LAP whereby the Company was appointed the exclusive managing and operating agent for the resort and for the timeshare sales office located at the resort. The Company was also appointed as the exclusive agent for the marketing of timeshare interests of LAP. The agreement provides for fees of $25,000 per month for a term of five years with automatically renewable five-year terms. Management fees in the amount of $300,000 were earned by the Company during the 1994 fiscal year.

                  In August 1992, the Company issued to Martori Enterprises Incorporated, as agent for Edward J. Martori, Martori Enterprises Incorporated, Arthur J. Martori and Alan R. Mishkin, a $770,000 promissory note bearing interest at 14%, collateralized by $810,630 in notes receivable. The promissory note was issued to reduce Class A limited partners' capital contributions by $500,000, Class A priority returns by $149,954, Class B accrued interest by $73,772 and loan guarantee fees by $46,274. Principal payments of $188,381 and interest payments of $61,046 were made during the 1994 fiscal year.

                  In May 1993, the Company borrowed $150,000 from Martori Enterprises Incorporated. The note bears interest at 16%, has a term of four years and was collateralized by approximately $199,000 in notes receivable. During fiscal 1994, principal payments of $30,512 and interest payments of $18,439 were paid on the note.

                  In June 1993, the Company borrowed $100,000 form Martori Enterprises Incorporated. The note bears interest at 16%, has a term of three years and was collateralized by furniture and equipment. Principal payments of $50,008 and interest payments of $8,749 were made on the note during fiscal year 1994.

                  In July 1993, the Company issued 102,000 shares of restricted common stock, valued at $1 per share, to Alan R. Mishkin in consideration for accrued and future guarantee fees and Class B interest. The $102,000 was initially reflected as payment of accrued Class B interest ($11,016) and accrued and future guarantee fees ($90,984). During 1994, $36,259 originally applied to future guarantee fees was reclassified as payment of Class B interest.

                  During fiscal 1994, the Company leased a condominium adjacent to the Golden Eagle Resort from Martori Enterprises Incorporated, Edward J. Martori and Joseph P. Martori. The Company paid the debt service, property taxes and operating expenses in exchange for use of the unit. The debt service paid by the Company in 1994 was $11,126. On December 31, 1994, the Company purchased the condominium for $104,915, the approximate assessed value as determined by the county assessor's most recent assessment. The Company paid cash of $32,643 and assumed the existing mortgage.

                  In February 1994, the Company acquired the minority interests in Red Rock Collection Incorporated, an Arizona corporation ("RRC"), held by Alan R. Mishkin and Martori Enterprises Incorporated for consideration of 123,000 shares of restricted ILX common stock and $300,000 in promissory notes which bear interest at 10% and are payable over a thirty six month period. During fiscal year 1994, principal payments of $74,574 and interest payments of $22,228 were made on the notes.

                  In September 1994, the Company, through Genesis Investment Group, Inc., assumed from Martori Enterprises Incorporated an existing option agreement between Martori Enterprises Incorporated and a non-affiliated company which owns 667 weeks at Los Abrigados resort. The option agreement provides that the Company must, if requested, purchase at $2,100 per interval, 25 intervals per month commencing July 1994, and one-half of the intervals remaining on an annual basis. The agreement also provides the Company the right to acquire the intervals for $2100 each, commencing July 1995. No intervals have been acquired by the Company to date.

         The law firm of Brown & Bain, P.A. has served as legal counsel to the Company since the Company's inception. Joseph P. Martori, Chairman of the Company's Board of Directors since September 1991, President since November 1, 1993, and director since inception, was the Chairman of the Corporate, Real Estate and Banking Department of Brown & Bain, P.A. until January 1994. George
C. Wallach, Executive Vice President of the Company since February 1995, was a partner in Brown & Bain, P.A. until he joined the Company. The Company paid Brown & Bain, P.A. $159,305 during 1994 for legal services provided in 1994 and prior years. The Company anticipates that it will retain Brown & Bain, P.A. to provide legal services during the 1995 fiscal year.

         The above-described transactions are believed to be on terms no less favorable to the Company than those available in arms' length transactions with unaffiliated third parties. Each transaction has been approved by independent directors of the Company who are not parties to the transaction.




                        SECURITY OWNERSHIP OF MANAGEMENT

                  The following table sets forth certain information as to the securities of the Company beneficially owned by (i) each director and nominee,
(ii) each named executive officer and (iii) all directors and officers as a group.



                                                             Amount and Nature
Title of              Name of Beneficial                 of Beneficial Ownership          Percentage
Class                 Owner                                 of Common Shares               of Class
--------              ------------------                 -----------------------          ----------


Common                Edward J. Martori                      6,006,631(1)                   48.42%
Common                Joseph P. Martori                      6,054,292(1)(2)(3)             48.80%
Common                Ronald J. Nitzberg                       213,031(4)                    1.71%(9)
Common                Nancy J. Stone                           289,586(5)(6)                 2.30%(9)
Common                Alan J. Tucker                           197,000(5)                    1.58%(9)
Common                Luis C. Acosta                             9,900                        .08%
Common                Michael W. Stone                         289,586(7)                    2.30%(9)
Common                George C. Wallach                          1,000                        .01%
Common                Edward S. Zielinski                       20,110(8)                     .16%(9)
Common                Directors and Officers as a group       6,697,101(11)                 53.18%(10)(11)


    (1)   Including 6,004,450 shares owned  by Martori Enterprises Incorporated.
          Edward J. Martori is a shareholder in Martori Enterprises Incorporated and a cousin of Joseph P. Martori.

    (2)   Including  5,010  shares  owned by Christina Ann Martori,  daughter of
          Joseph P. Martori, under trust dated February 20, 1978, and 4,000 shares held by Joseph P. Martori custodian for his daughter, Arianne
          Terres Martori.

    (3)   Including  40,832  shares  of common  stock  owned by  Wedbush  Morgan
          Securities  Inc.,  Custodian  of IRA  Contributory  Plan for Joseph P.
          Martori,   and   6,004,450   shares   owned  by  Martori   Enterprises
          Incorporated and a cousin of Edward J. Martori.

    (4) Including options to purchase 20,000 shares from the Company at $1.625 per share.

    (5) Including options to purchase 25,000 shares from the Company and 50,000 shares from Martori Enterprises Incorporated at $1.625 per share.

    (6) Including options of Michael W. Stone, her husband, to purchase 87,500 shares from the Company at $1.625 per share.

    (7) Including options to purchase 87,500 shares from the Company at $1.625 per share and shares held beneficially by his wife, Nancy J. Stone.

    (8) Including options to purchase 30,000 shares from the Company at $1.625 per share.

    (9) The officers' and directors' options to purchase shares from the Company are treated as exercised with respect to that officer or director and are included in both the numerator and the denominator.

    (10) Options to purchase from the Company 187,500 shares by directors and officers are treated as exercised and are included in both the numerator and the denominator.

    (11) Shares deemed to be beneficially owned by more than one officer and/or director were only counted once.




                              EXECUTIVE MANAGEMENT

         The following table sets forth certain information concerning the Company's executive officers. None of the executive officers are directors or officers of any other publicly owned corporation or entity.


Name                     Age            Postion/Term
----                     ---            ------------

Joseph P. Martori        53             President November 1993 to Present

Nancy J. Stone           37             Executive Vice President July 1993 to
                                        Present

Alan J. Tucker           48             Executive Vice President September 1991
                                        to Present, Vice President January 1990
                                        to August 1991

Luis C. Acosta           43             President of Varsity Clubs of America
                                        Incorporated November 1993 to Present

Michael W. Stone         40             President of Red Rock Collection
                                        Incorporated July 1993 to Present

George C. Wallach        58             Executive Vice President February 1995
                                        to Present

Edward S. Zielinski      43             Senior Vice President Janauary 1994 to
                                        Present, Vice President December 1992 to
                                        December 1993


                  Joseph P. Martori is a founder of the Company and has been a director since its inception. He has been Chairman of the Board of Directors since September 1991, and President since January 1, 1994. From 1985 until January 1994, he was a member of the Phoenix, Arizona law firm of Brown & Bain, P.A., where he was the Chairman of the Corporate, Real Estate and Banking Department. Brown & Bain, P.A. currently serves as legal counsel for the Company.

                  Nancy J. Stone has been a director of the Company since April 1989, Executive Vice President and Chief Financial Officer since July 1993, and was President of the Company from January 1990 until April 1992. From 1992 until June 1993, she was on the faculty of North Central College in Naperville, Illinois. From April 1987 until December 1989, she served as the Company's Vice President of Finance and Secretary. She is certified as a public accountant in the States of Arizona and Illinois. Ms. Stone is the wife of Michael W. Stone, President of Red Rock Collection Incorporated.

                  Alan J. Tucker has been a director of the Company since February 1992, and Executive Vice President since September 1991. He was Vice President from January 1990 until August 1991, and has been Project Director of Sedona Vacation Club timeshare sales since March 1989.

                  Luis C. Acosta has been President and Chief Operating Officer of Varsity Clubs of America Incorporated since November 1993. From January 1993 until November 1993, he was President of Destination Guild, a Nebraska corporation, which develops and manages resort hotels. From 1990 to 1993, he was Vice President of Development for Hilton Hotels Corporation, which develops, owns and operates hotels, resorts and casinos. From 1985 to 1990, he was Vice President of Development and Senior Vice President of Development for Ramada, Inc., a Delaware corporation engaged in the development and management of hotels, resorts and casinos.

                  Michael W. Stone has been President of Red Rock Collection Incorporated since July 1993. From 1992 to 1993, he was Vice President of S.L. Cooper and Associates, a Virginia based company, engaged in distribution of filing and material handling equipment, and was responsible for new product development and introduction, distribution and sales. From 1987 to 1992, he was National Sales Manager of Richards-Wilcox, an Aurora, Illinois division of White Consolidated Industries, engaged in manufacturing and sales of office and material handling equipment. Mr. Stone is the husband of Nancy J. Stone, Executive Vice President and Chief Financial Officer of ILX Incorporated.

                  George C. Wallach has been Executive Vice President since February 1995. From February 1986 until January 1995, he was a member and director of the Phoenix, Arizona law firm of Brown and Bain, P.A., specializing in real estate and business transactions.

                  Edward S. Zielinski has been Senior Vice President since January 1994, Vice President and General Manager of Los Abrigados resort since
December 1992, and Executive Assistant Manager of Los Abrigados resort since November 1988.


                       COMPENSATION OF EXECUTIVE OFFICERS

                  The following table sets forth compensation paid by the Company for the years 1992-1994 to the principal executive officer and executive officers that received compensation in excess of $100,000.


                           SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                                                           Compensation              Compensation(2)
                                       Annual Compensation                    Awards                    All Other
                                 --------------------------------     ----------------------         ---------------
                                                                      Securities Underlying
                                 Year        Salary         Bonus        Stock Options (#)
                                 ----        ------         -----     ----------------------
Joseph P. Martori
  President and Principal        1994          $200,875        -                  -                           -
  Executive Officer              1993          $ 30,709        -                  -                           -
                                 1992             -            -                  -                           -


Alan J. Tucker
  Executive Vice President       1994          $148,667      $ 30,000        25,000   (1)                     -
                                 1993          $ 75,000      $105,737             -                           -
                                 1992          $ 75,000      $100,468             -                           -


Luis C. Acosta
  President of Varsity           1994          $114,231        -                  -                           -
  Clubs of America               1993          $  9,615        -                                              -
  Incorporated                   1992             -            -                                              -

         (1)      Excludes  options  to  purchase  50,000  shares  from  Martori
                  Enterprises Incorporated for $1.625 per share.

         (2) Excludes Profit Sharing Plan contributions on behalf of the executive officer. During 1994 the Company adopted a Profit
                  Sharing Plan and declared a 1994 contribution which will be funded in 1995. The allocation of the 1994 contribution among participants has not yet been made. No executive officer is expected to be allocated more than $2,500 for the 1994 plan year.



                      OPTION GRANTS IN THE LAST FISCAL YEAR

                  The following table sets forth information on stock option grants to executive officers of the Company during 1994 under the Company's 1992
Incentive Stock Option Plan. No stock appreciation rights were granted in 1994.

                                                                                                          Potential
                                                                                                        Realizable Value
                                                                                                      at Assumed Annual
                                                                                                     Rates of Stock Price
                                                                                                        Appreciation for
                           Individual Grants                                                              Option Term
---------------------------------------------------------------------------------------------       ----------------------
                Number of
                 Securities      % of Total
                Underlying         Options                    Market Price
                  Options        Granted to      Exercise       on Date of
                  Granted        Employees       Price                Grant       Expiration           5%           10%
     Name          (#)          in FiscalYear    ($/Share)      ($/Share)           Date              ($)           ($)
--------------     ---         --------------    ---------      ---------           ----              ---           ---
Alan J.
Tucker            25,000            8.12%            $1.625        $1.375         3/28/2004         $15,368       $48,535



                      OPTION EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR END
                                  OPTION VALUES

The following table sets forth information regarding option exercises by executive officers during 1994 and unexercised options held by executive officers at December 31, 1994.

                                                                          Number of
                                                                           Securities                 Value of
                                                                          Underlying                Unexercised
                                                                         Unexercised               In-the-Money
                                                                           Options at               Options at
                                                                             Fiscal                  Fiscal
                                                                         Year-End (#)               Year-End ($)
                                                                       -----------------         -----------------
                           Shares
                        Acquired on                  Value              Exercisable (E)           Exercisable (E)
       Name              Exercise (#)             Realized ($)         Unexercisable (U)         Unexercisable (U)
       ----              ------------             ------------         -----------------         -----------------
Alan J. Tucker                 0                       $0                         0(E)                  $0
                                                                             25,000(U)                  $0



                               OTHER COMPENSATION

                  The Company's policy is to pay a fee per Board of Directors meeting attended by directors who are not employees of the Company, and reimburse all directors for actual expenses incurred in connection with attending meetings of the Board of Directors. The 1994 directors' fees were $250 per meeting. The Directors agreed to waive all meeting fees earned in 1994. Commencing in 1995, the fee per Board of Directors meeting attended by a non-employee director will be $1,000.

                  During 1994, non-employee director Ronald Nitzberg was granted an option to purchase 20,000 shares of common stock at the price of $1.625 per share. The market price on the date of grant was $1.375 and the options will expire in 2004 or six months from the date Mr. Nitzberg ceases to be a director, whichever is earlier. The options were granted as compensation for consulting services provided in 1993 and 1994

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee and the Stock Option Committee of the Board of Directors has furnished the following report on executive compensation:

                  It is the Company's policy to compensate its executives in a manner which aligns their interests with the long-term interests of the Company's shareholders. Through its compensation policies the Company also seeks to attract and retain senior executives and reward executives for their collective and individual contribution to the leadership and short-term and long-term growth and profitability of the Company. The Company compensates its executives through a mixture of base salary, discretionary bonuses, and discretionary stock option grants. The principal component of executive compensation to date has been base salary.

         Base Salary. Each Company executive receives a base salary which is intended to be competitive with similarly situated executives in companies of a similar size and nature. In setting base salaries for 1994, the Compensation Committee considered the executive's position relative to other executives, overall responsibility, the achievement of past performance objectives, and compensation information gleaned informally with respect to similar companies.

                  The salary of the Company's Chief Executive Officer was set through negotiations with the Board of Directors at an annual rate of $200,000 plus annual cost of living increases. Accordingly, in November 1994, Mr. Martori's salary was increased to $205,000. Mr. Martori's future salary will be subject to review by and negotiation with the Company's Board of Directors based upon achievement of subjective and objective performance factors, with the final salary determination to reflect a subjective judgement of the Board of Directors.

         Discretionary Options. From time to time, the Company has granted stock options to executives to recognize significant performance and to encourage them to take an equity stake in the Company. In making past option awards, the Compensation Committee has reviewed the overall performance of the executives and the Company has awarded options on a discretionary basis, based upon a largely subjective determination. During 1994, 167,500 stock options were granted to Executive Officers.

         Bonuses. From time to time, the Company has granted bonuses to executive officers who, in the discretion of the Company's Compensation Committee, have performed in a manner meriting recognition above and beyond their base salary. In addition, during 1993, the Company instituted a performance bonus for one of its principal executives with responsibility for the Company's Varsity Clubs Program, which performance bonus will be tied to the achievement of certain defined key objectives. Specifically, a bonus of between $30,000 and $50,000 will be granted upon the opening of each Varsity Clubs site and, in addition, on an annual basis, a bonus of ten percent of the net income of Varsity Clubs of America Incorporated will be granted and payable in cash or, at the employee's option, in common stock at a price tied to the price of the stock on the first business day of the preceding calendar year. No such bonus has been earned or paid to date. The Compensation committee may, in the future, consider the use of similar performance-based bonuses for other executives.

         Profit Sharing Plan. In 1994 the Company adopted a Profit Sharing Plan for the benefit of all employees, including executive officers. A contribution of $75,000 was declared for the 1994 fiscal year and will be funded in 1995. Allocation among the participants of the amount to be contributed has not yet occurred. The allocation is not expected to exceed $2,500 for any executive officer.

         Compliance with Section 162(m) of Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the Named Officers identified in the Company's proxy statement to $1,000,000 per year, unless certain requirements are met. The Compensation Committee has reviewed the impact of this new Tax Code provision on the current compensation package for executives. No executives will exceed the applicable limit. The Compensation Committee will continue to review the impact of this Tax Code Section and make appropriate recommendations to shareholders in the future.


         Compensation Committee Interlocks and Insider Participation

         Mr. Joseph P. Martori is a member of the Compensation Committee and Stock Option Committee and Ms. Nancy J. Stone is a member of the Stock Option Committee. Mr. Martori and Ms. Stone are officers of the Company.


This report is made by Edward J. Martori, Joseph P. Martori, Ronald D. Nitzberg, and Nancy J. Stone.


            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

         The data below compares the cumulative total return of the Company's common stock with the NASDAQ market index and the SIC code 701 index (hotels and motels) from January 1, 1990 to December 31, 1994. The Company has selected SIC code 701 based on its belief that it is the most applicable comparison, based upon the absence of data regarding publicly owned timeshare companies which derive substantial revenues from hotel/motel operations.


            Comparison of Five Year Cumulative Total Return of Company, Industry Index and Broad Market

     Company        1989      1990     1991       1992       1993        1994
     -------        ----      ----     ----       ----       ----        ----

ILX Incorporated    100      11.76     117.64     129.40      288.22     211.74
Industry Index      100      51.25      59.50      84.85      165.78     145.48
Broad Market        100      81.12     104.14     105.16      126.14     132.44



                              FINANCIAL INFORMATION

                  The Company's financial statements and management's discussion and analysis of the Company's financial condition and results of operation are set forth in the Company's Annual Report, which is hereby incorporated by reference. An Annual Report will be mailed to all common shareholders of record at the close of business on May 15, 1995.


                              STOCKHOLDER PROPOSALS

                  In order for proposals to be considered for inclusion in the Proxy Statement and Proxy for the 1996 Annual Meeting of Shareholders, such proposals must have been received by the Secretary of the Company no later than December 31, 1995.


                                  OTHER MATTERS

                  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Based solely upon the written representations of the Company's directors, executive officers and ten percent holders (except for Alan Mishkin who did not provide the Company with written representation) and review of Forms 3, 4, and 5 and amendments thereto furnished to the Company, the Company is aware of the following late filings for the year ended December 31, 1994:

                                                           Total
                                Number of Late          Transactions
Individual                         Reports                Covered
---------                          -------                -------

Luis C. Acosta                       1                       1
Alan R. Mishkin                      1                       1
Ronald D. Nitzberg                   1                       1
Michael W. Stone                     1                       1
Nancy J. Stone                       1                       3
Alan J. Tucker                       1                       2
George C. Wallach                    1                       1
Edward S. Zielinski                  1                       1

         All of the above individuals have made their appropriate Form 5 filings at the time of the mailing of the proxy.


                                                 The Board of Directors


Phoenix, Arizona
As of April 28, 1994




ILX Incorporated
2777 East Camelback Road
Phoenix, Arizona 85016
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints Nancy J. Stone and Alan J. Tucker as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of ILX Incorporated held of record by the undersigned on May 15, 1995 at the Annual Meeting of Shareholders to be held June 26, 1995 or any adjournment thereof.

1.       ELECTION OF DIRECTORS
         FOR all nominees listed below (except as marked below)
                                                                 -------

         WITHHOLD AUTHORITY to vote for all nominees
                                                                 --------

         NOMINEES FOR TERM ENDING IN 1996: Edward J. Martori, Joseph P. Martori, Ronald D. Nitzberg, Nancy J. Stone, Alan J. Tucker.

         INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

               FOR                        AGAINST                      ABSTAIN
         ------                    ------                        ------

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 1 and in the Proxies' discretion on matters arising under 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


     ----------------------------------------------------
                           Signature


     ----------------------------------------------------
                           Signature if held jointly


                                                              DATED       , 1995
                                                                   -------